Exhibit 6.24

PACASO INC.

EQUITY INCENTIVE PLAN

1. Establishment and Purpose.

a. Establishment. Pacaso Inc. (the “Company”) hereby establishes an equity compensation plan to be known as the Pacaso Inc. Equity Incentive Plan (the “Plan”). The Plan is effective as of June 11, 2021 (the “Effective Date”). Definitions of capitalized terms used in the Plan are contained in Section 15 of the Plan.

b. Purpose. The purpose of the Plan is to attract and retain Directors, Consultants and officers and other key Employees of the Company and its Subsidiaries and to provide to such individuals incentives and rewards for superior performance.

2. Shares Available Under the Plan.

a. Basic Limit. Subject to adjustment under Section 10 and the provisions of this Section 2, the aggregate number of Shares issued under the Plan shall not exceed the sum of (i) 7,695,037 Shares, and (ii) an annual increase on the first day of each calendar year beginning January 1, 2022 and ending on and including January 1, 2031, equal to the lesser of (x) 1.0% of the aggregate number of fully-diluted Shares outstanding on the final day of the immediately preceding calendar year, and (y) such smaller number of Shares as is determined by the Board. The number of Shares that are subject to Awards outstanding at any time under the Plan may not exceed the number of Shares that then remain available for issuance under the Plan. The Company, during the term of the Plan, shall at all times reserve and keep available sufficient Shares to satisfy the requirements of the Plan. Shares offered under the Plan may be authorized but unissued Shares or treasury Shares.

b. Additional Shares. In the event that Shares previously issued under the Plan are reacquired by the Company, such Shares shall be added to the number of Shares then available for issuance under the Plan. In the event that an outstanding Stock Option, Stock Appreciation Right, Restricted Share Unit or Other Share-Based Award for any reason expires or is canceled before being exercised or settled in full, the unexercised or unsettled Shares subject to such Stock Option, Stock Appreciation Right, Restricted Share Unit or Other Share-Based Award shall remain available for issuance under the Plan. In the event that Shares that otherwise would have been issuable under the Plan are withheld by the Company in payment of the purchase price, exercise price or withholding taxes with respect to an Award, such Shares shall remain available for issuance under the Plan. To the extent a Restricted Share Unit is settled in cash, the cash settlement shall not reduce the number of Shares remaining available for issuance under the Plan. The payment of dividend equivalents in cash in conjunction with any outstanding Awards shall not reduce the number of Shares remaining available for issuance under the Plan.

3. Administration of the Plan.

a. Authority of the Board. Except as provided in Section 3(b) below, the Plan shall be administered by the Board. The Board shall have full and final authority to take all actions determined by the Board to be necessary in the administration of the Plan, including, without limitation, discretion to: select Award recipients; determine the sizes and types of Awards; determine the terms and conditions of Awards in a manner consistent with the Plan; grant waivers of terms, conditions, restrictions and limitations applicable to any Award, or accelerate the vesting or exercisability of any Award, in a manner consistent with the Plan; construe and interpret the Plan and any Award Agreement or other agreement or instrument entered into under the Plan; establish, amend, or waive rules and regulations for the Plan’s administration; and take such other action, not inconsistent with the terms of the Plan, as the Board deems appropriate. The Board shall have no obligation to treat Participants or eligible Participants uniformly, and the Board may make determinations under the Plan selectively among Participants who receive, or individuals who are eligible to receive, Awards. All decisions, interpretations and other actions of the Board shall be final, conclusive and binding on all Participants and all persons deriving their rights from a Participant.

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b. In General. The Board may delegate its authority to administer the Plan to one or more Committees. Each Committee shall consist of one or more members of the Board who have been appointed by the Board, and, to the extent required by Applicable Law, any such Committee shall consist solely of individuals who are “non-employee directors” within the meaning of Section 16b-3 promulgated under the Exchange Act and “independent directors” within the meaning of the rules of any securities exchange upon which Shares are listed. Each Committee shall have such authority and be responsible for such functions as the Board has assigned to it. If no Committee has been appointed, the entire Board shall administer the Plan. To the extent permitted by Applicable Law, the Board or the Committee may further delegate administrative authority under the Plan to one or more officers of the Company. Any reference to the Board in the Plan shall be construed as a reference to the Committee (if any) or to any officers of the Company to whom authority has been delegated pursuant to this Section 3, with respect to any action within the scope of such delegated authority.

c. Indemnification. No member of the Board or the Committee, nor any officer or Employee of the Company acting on behalf of the Board or the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board and the Committee, each officer of the Company, and each Employee of the Company acting on behalf of the Board or the Committee shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination, or interpretation.

4. Eligibility and Participation. Subject to the provisions of the Plan, the Board may, from time to time, select from all eligible Employees, Directors and Consultants those to whom Awards shall be granted and shall determine, in its sole discretion, the nature of any and all terms permissible by Applicable Law and the amount of each Award. No Employee, Director or Consultant shall have the right to be selected to receive an Award under the Plan, or, having been so selected, to be selected to receive future Awards.

5. Stock Options and Stock Appreciation Rights. Subject to the terms and conditions of the Plan, Stock Options and Stock Appreciation Rights may be granted to Participants in such number, and upon such terms and conditions, as shall be determined by the Board in its sole discretion.

a. Award Agreement. Each Stock Option and Stock Appreciation Right shall be evidenced by an Award Agreement that shall specify the exercise price, the term of the Stock Option or Stock Appreciation Right, the number of Shares covered by the Stock Option or Stock Appreciation Right, the conditions upon which the Stock Option or Stock Appreciation Right shall become vested and exercisable and such other terms and conditions as the Board shall determine and which are not inconsistent with the terms and conditions of the Plan.

b. Exercise Price. The exercise price per Share of a Stock Option or Stock Appreciation Right shall be determined by the Board at the time the Stock Option or Stock Appreciation Right is granted and shall be specified in the related Award Agreement; provided, however, that in no event shall the exercise price per Share of any Stock Option or Stock Appreciation Right be less than one hundred percent of the Fair Market Value of a Share on the Date of Grant.

c. Term. The term of a Stock Option or Stock Appreciation Right shall be determined by the Board and set forth in the related Award Agreement; provided, however, that in no event shall the term of any Stock Option or Stock Appreciation Right exceed ten years from its Date of Grant.

d. Exercisability. Stock Options and Stock Appreciation Rights shall become vested and exercisable at such times and upon such terms and conditions as shall be determined by the Board and set forth in the related Award Agreement. Such terms and conditions may include, without limitation, the satisfaction of (i) performance goals based on one or more Performance Objectives, and (ii) time-based vesting requirements.

e. Exercise of Stock Options. Except as otherwise provided in the Plan or in a related Award Agreement, a Stock Option may be exercised for all or any portion of the Shares for which it is then exercisable. A Stock Option shall be exercised by the delivery of a notice of exercise to the Company or its designee in a form specified by the Company which sets forth the number of Shares with respect to which the Stock Option is to be exercised and full payment of the exercise price for such Shares. Payment of the exercise price of a Stock Option may be made by one or more of the following methods (or any combination thereof) to the extent provided in the Award Agreement: (i) in cash, by certified or bank check, by wire transfer of immediately available funds, or other instrument acceptable to the Board; (ii) if an Initial Public Offering has occurred, by the Participant delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company for the purchase price; and (iii) by a “net exercise” arrangement pursuant to which the Company will reduce the number of Shares issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price.

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f. Exercise of Stock Appreciation Rights. Except as otherwise provided in the Plan or in a related Award Agreement, a Stock Appreciation Right may be exercised for all or any portion of the Shares for which it is then exercisable. A Stock Appreciation Right shall be exercised by the delivery of a notice of exercise to the Company or its designee in a form specified by the Company which sets forth the number of Shares with respect to which the Stock Appreciation Right is to be exercised. Upon exercise, a Stock Appreciation Right shall entitle a Participant to an amount equal to: (i) the excess of (A) the Fair Market Value of a Share on the exercise date over (B) the exercise price per Share, multiplied by (ii) the number of Shares with respect to which the Stock Appreciation Right is exercised. A Stock Appreciation Right may be settled in whole Shares, cash or a combination thereof, as specified by the Board in the related Award Agreement.

g. No Rights as a Stockholder. A Participant shall have no rights as a stockholder with respect to any Shares covered by a Stock Option or Stock Appreciation Right until the Participant files a notice of exercise, pays the exercise price and satisfies all applicable withholding taxes pursuant to the terms of such Stock Option or Stock Appreciation Right.

6. Restricted Shares. Subject to the terms and conditions of the Plan, Restricted Shares may be granted or sold to Participants in such number, and upon such terms and conditions, as shall be determined by the Board in its sole discretion.

a. Award Agreement. Each Award of Restricted Shares shall be evidenced by an Award Agreement that shall specify the number of Restricted Shares, the restriction period(s) applicable to the Restricted Shares, the conditions upon which the restrictions on the Restricted Shares will lapse, the purchase price, if any, for each Restricted Share, and such other terms and conditions as the Board shall determine and which are not inconsistent with the terms and conditions of the Plan.

b. Purchase Price. If a Participant is required to pay a purchase price for the Restricted Shares, payment may be made by one or more of the following methods (or any combination thereof) to the extent provided in the Award Agreement: (i) in cash, by certified or bank check, by wire transfer of immediately available funds, or other instrument acceptable to the Board, or (ii) if permitted under Applicable Law, by the Participant delivering to the Company a promissory note in a form provided by the Company bearing either full-recourse or such lesser amount of recourse as the Board determines in its sole discretion and in accordance with Applicable Law.

c. Terms, Conditions and Restrictions. The Board shall impose such other terms, conditions and/or restrictions on any Restricted Shares as it may deem advisable, including, without limitation, restrictions based on the achievement of specific Performance Objectives, time-based restrictions or holding requirements or sale restrictions placed on the Shares by the Company upon vesting of such Restricted Shares. Unless otherwise provided in the related Award Agreement or required by Applicable Law, the restrictions imposed on Restricted Shares shall lapse upon the expiration or termination of the applicable restriction period and the satisfaction of any other applicable terms and conditions.

d. Custody of Certificates. To the extent deemed appropriate by the Board, the Company may retain the certificates representing Restricted Shares, if any, in the Company’s possession until such time as all terms, conditions and restrictions applicable to such Shares have been satisfied or lapse and annotate the Company’s Share ledger to reflect such terms, conditions, and restrictions.

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e. Rights Associated with Restricted Shares during Restriction Period. During any restriction period applicable to Restricted Shares: (i) the Restricted Shares may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated; (ii) unless otherwise provided in the related Award Agreement, the Participant shall be entitled to exercise full voting rights associated with such Restricted Shares; and (iii) the Participant shall be entitled to all dividends and other distributions paid with respect to such Restricted Shares during the restriction period; provided, however, that the Company is under no duty to declare any such dividends or to make any such distribution, and the Award Agreement may require any dividends or other distributions with respect to the Restricted Shares to be accumulated or deemed reinvested in Shares and subject to the same terms and conditions as the Restricted Shares with respect to which such dividends or distributions are paid.

7. Restricted Share Units. Subject to the terms and conditions of the Plan, Restricted Share Units may be granted to Participants in such number, and upon such terms and conditions, as shall be determined by the Board in its sole discretion.

a. Award Agreement. Each Restricted Share Unit Award shall be evidenced by an Award Agreement that shall specify the number of units, the restriction period(s) applicable to the Restricted Share Units, the conditions upon which the restrictions on the Restricted Share Units will lapse, the time and method of payment of the Restricted Share Units, and such other terms and conditions as the Board shall determine and which are not inconsistent with the terms and conditions of the Plan.

b. Terms, Conditions and Restrictions. The Board shall impose such other terms, conditions and/or restrictions on any Restricted Share Units as it may deem advisable, including, without limitation, restrictions based on the achievement of specific Performance Objectives or time-based restrictions or holding requirements.

c. Voting and Dividend Rights. The Participant shall not possess any incidents of ownership (including, without limitation, any rights to distributions or voting rights) in the Shares underlying the Restricted Share Units. Prior to settlement or forfeiture, any Restricted Share Unit granted under the Plan may, at the discretion of the Board, carry with it a right to dividend equivalents. Such right entitles the holder to be credited with an amount equal to all cash dividends paid on one Share while the Restricted Share Unit is outstanding, on a current, deferred or contingent basis as provided in the Award Agreement. Settlement of dividend equivalents may be made in the form of cash, Shares, or a combination of both. The Award Agreement may require any dividend equivalents with respect to the Restricted Share Units to be accumulated or deemed reinvested and subject to the same terms and conditions as the Restricted Share Units with respect to which they are paid.

d. Form of Settlement. Restricted Share Units may be settled in whole Shares, cash or a combination thereof, as specified by the Board in the related Award Agreement.

8. Other Share-Based Awards. Subject to the terms and conditions of the Plan, Other Share-Based Awards may be granted or sold to Participants in such number, and upon such terms and conditions, as shall be determined by the Board in its sole discretion. Other Share-Based Awards are Awards that are valued in whole or in part by reference to, or otherwise based on the Fair Market Value of, Shares, and shall be in such form as the Board shall determine, including, without limitation, unrestricted Shares or time-based or performance-based units that are settled in Shares and/or cash. Without limiting the foregoing, the Board is specifically authorized to grant unrestricted Shares as a bonus, or to grant unrestricted Shares or other awards in lieu of obligations of the Company or a Subsidiary to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Board.

a. Award Agreement. Each Other Share-Based Award shall be evidenced by an Award Agreement that shall specify the terms and conditions upon which the Other Share-Based Award shall become vested, if applicable, the time and method of settlement, the form of settlement, whether dividend equivalents are payable, and such other terms and conditions as the Board shall determine and which are not inconsistent with the terms and conditions of the Plan.

b. Form of Settlement. An Other Share-Based Award may be settled in whole Shares, cash or a combination thereof, as specified by the Board in the related Award Agreement.

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9. Transfer Restrictions.

a. Transferability of Awards. Except as otherwise determined by the Board, no Award or dividend equivalents paid with respect to any Award shall be transferable by the Participant except by will or the laws of descent and distribution; provided, that if so determined by the Board, each Participant may, in a manner established by the Board, designate a beneficiary to exercise the rights of the Participant with respect to any Award upon the death of the Participant and to receive Shares, cash or other property issued or delivered under such Award. Except as otherwise determined by the Board, Stock Options and Stock Appreciation Rights will be exercisable during a Participant’s lifetime only by the Participant or, in the event of the Participant’s legal incapacity to do so, by the Participant’s guardian or legal representative acting on behalf of the Participant in a fiduciary capacity under state law and/or court supervision.

b. Stockholders’ Agreement. Notwithstanding anything herein or in any Award Agreement to the contrary, in no event will Issued Shares be delivered upon vesting, exercise or settlement of any Award prior to an Initial Public Offering unless and until the Participant, if requested by the Company, executes a joinder (or similar arrangement) whereby the Participant will become bound by the terms and conditions set forth in a Stockholders’ Agreement.

c. Other Conditions and Restrictions on Shares. Issued Shares shall be subject to such other rights of repurchase, rights of first refusal, other transfer restrictions and such other terms and conditions as the Board may determine from time-to-time. Such conditions and restrictions shall be set forth in the applicable Award Agreement and shall apply in addition to any restrictions that may apply to a Participant’s Shares generally. In addition, Issued Shares shall be subject to conditions and restrictions imposed either by Applicable Law or by Company policy, as adopted from time to time, designed to ensure compliance with Applicable Law or laws with which the Company determines in its sole discretion to comply including in order to maintain any statutory, regulatory or tax advantage.

10. Adjustments to Shares and Awards.

a. Equity Restructurings. In the event of any equity restructuring (within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation), such as a stock dividend, stock split, reverse stock split, spinoff, rights offering, or recapitalization through a large, nonrecurring cash dividend, the Board shall cause there to be an equitable adjustment in: (i) the number and kind of Shares available for future grants under Section 2, (ii) the number and kind of Shares covered by each outstanding Stock Option, Stock Appreciation Right, Restricted Share Unit or Other Share-Based Award, (iii) the exercise price under each outstanding Stock Option or Stock Appreciation Right and the purchase price applicable to any other outstanding Award, and (iv) any repurchase price that applies to Shares granted under the Plan pursuant to the terms of a Company repurchase right under the applicable Award Agreement, in each case to prevent dilution or enlargement of the rights of Participants. The adjustments provided under this Section 10(a) shall be nondiscretionary and shall be final and binding on the affected Participant and the Company; provided that the Board shall determine whether an adjustment is equitable.

b. Corporate Transactions. In the event the Company is a party to a merger, consolidation, combination, liquidation, dissolution, or similar corporate transaction, including a Change in Control, all Issued Shares and all Awards outstanding on the effective date of the corporate transaction shall be treated in the manner described in the definitive transaction agreement (or, in the event the transaction does not entail a definitive agreement to which the Company is party, in the manner determined by the Board in its capacity as administrator of the Plan, with such determination having final and binding effect on all parties), which agreement or determination need not treat all Issued Shares and Awards (or portions thereof) in an identical manner. The treatment specified in the definitive transaction agreement or as determined by the Board may include (without limitation) one or more of the following with respect to each outstanding Award, which may be implemented without Participant consent:

i. Continuation of the outstanding Award by the Company (if the Company is the surviving corporation).

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ii. Assumption of the outstanding Award by the surviving corporation or its parent, provided that the assumption of a Stock Option or Stock Appreciation Right shall be in a manner that complies with Section 424(a) of the Code.

iii. Substitution by the surviving corporation or its parent of an equivalent award for the outstanding Award (including, but not limited to, an award to acquire the same consideration paid to the holders of Shares in the transaction), provided that the substitution of a Stock Option or Stock Appreciation Right shall be in a manner that complies with Section 424(a) of the Code.

iv. Cancellation of the outstanding Award and a payment to the Participant with respect to each Share subject to the Award (to the extent the Award is vested or becomes vested as of the effective date of the transaction) equal to the excess of (A) the value, as determined by the Board in its absolute discretion, of the property (including cash) received by the holder of a Share as a result of the transaction, over (if applicable) (B) the per-Share exercise price of the Award, if any (such excess, if any, the “Spread”). Such payment shall be made in the form of cash, cash equivalents, or securities of the surviving corporation or its parent having a value equal to the Spread. In addition, any escrow, holdback, earn-out or similar provisions in the transaction agreement may apply to such payment to the same extent and in the same manner as such provisions apply to the holders of Shares, but only to the extent the application of such provisions does not adversely affect the status of the Award as exempt from Section 409A of the Code. If the Spread applicable to an Award is zero or a negative number, then the Award may be cancelled without making a payment to the Participant. In the event that a Restricted Share Unit or Other Share-Based Award is subject to Section 409A of the Code, the payment described in this clause (iv) shall be made on the settlement date specified in the applicable Award Agreement, provided that settlement may be accelerated in accordance with Treasury Regulation Section 1.409A-3(j)(4).

v. Cancellation of the Stock Option or Stock Appreciation Right without the payment of any consideration; provided that the Participant holding a Stock Option or Stock Appreciation Right shall be notified of such treatment and given an opportunity to exercise the Award (to the extent the Award is vested or becomes vested as of the effective date of the transaction) during a period of not less than 5 business days preceding the effective date of the transaction, unless (A) a shorter period is required to permit a timely closing of the transaction and (B) such shorter period still offers the holder of the Stock Option or Stock Appreciation Right a reasonable opportunity to exercise the award. Any exercise of the Stock Option or Stock Appreciation Right during such period may be contingent upon the closing of the transaction.

vi. Suspension of a Participant’s right to exercise the Stock Option or Stock Appreciation Right during a limited period of time preceding the closing of the transaction if such suspension is administratively necessary to permit the closing of the transaction.

vii. Termination of any right the Participant has to exercise the Stock Option prior to vesting in the Shares subject to the Stock Option (i.e., terminate the “early exercise” feature), such that following the closing of the transaction the Stock Option may only be exercised to the extent it is vested.

Any action taken under this Section 10(b) shall either preserve an Award’s status as exempt from Section 409A of the Code or comply with Section 409A of the Code.

c. Change in Control. An Award held by a Participant may be subject to additional acceleration of vesting and exercisability upon or after a Change in Control as may be provided in an Award Agreement or as may be provided in any other written agreement between the Company and any Affiliate and the Participant or as may be provided in Section 13(d) of the Plan.

d. Reservation of Rights. Except as provided in this Section 10, a Participant shall have no rights by reason of: (i) any subdivision or consolidation of shares of stock of any class, (ii) the payment of any dividend or (iii) any other increase or decrease in the number of shares of stock of any class. Any issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or exercise price of Shares subject to an Award. The grant of an Award pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets.

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11. Compliance with Section 409A. Unless otherwise expressly set forth in an Award Agreement, it is intended that awards granted under the Plan shall be exempt from Section 409A of the Code, and any ambiguity in the terms of an Award Agreement and the Plan shall be interpreted consistently with this intent. To the extent an award is not exempt from Section 409A of the Code (any such award, a “409A Award”), any ambiguity in the terms of such award and the Plan shall be interpreted in a manner that to the maximum extent permissible supports the award’s compliance with the requirements of that statute. Notwithstanding anything to the contrary permitted under the Plan, in no event shall a modification of an Award not already subject to Section 409A of the Code be given effect if such modification would cause the Award to become subject to Section 409A of the Code unless the parties explicitly acknowledge and consent to the modification as one having that effect. A 409A Award shall be subject to such additional rules and requirements as specified by the Board from time to time in order for it to comply with the requirements of Section 409A of the Code. In this regard, if any amount under a 409A Award is payable upon a “separation from service” to an individual who is considered a “specified employee” (as each term is defined under Section 409A of the Code), then no such payment shall be made prior to the date that is the earlier of: (i) six months and one day after the Participant’s separation from service or (ii) the Participant’s death, but only to the extent such delay is necessary to prevent such payment from being subject to Section 409A(a)(1). In addition, if a Change in Control constitutes a payment event with respect to any 409A Award, then the transaction with respect to such award must also constitute a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) to the extent required by Section 409A of the Code. Neither the Company nor any member of the Board shall have any liability to a Participant in the event an Award held by the Participant fails to achieve its intended characterization under applicable tax law.

12. Withholding Taxes. To the extent required by Applicable Law, a Participant shall be required to satisfy, in a manner satisfactory to the Company or Subsidiary, as applicable, any withholding tax obligations that arise by reason of a Stock Option or Stock Appreciation Right exercise, the vesting of or settlement of Shares under an Award, an election pursuant to Section 83(b) of the Code or otherwise with respect to an Award. Neither the Company nor any of its Subsidiaries shall be required to issue or deliver Shares, make any payment or to recognize the transfer or disposition of Shares until such obligations are satisfied. The Board may permit or require applicable tax withholding obligations to be satisfied by having the Company withhold a portion of the Shares that otherwise would be issued or delivered to a Participant upon exercise of a Stock Option or Stock Appreciation Right or upon the vesting or settlement of an Award, or by tendering Shares previously acquired, provided that in no event shall the Fair Market Value of any Shares withheld to satisfy tax withholding obligations with respect to an Award exceed the taxes required to be withheld based on the maximum statutory tax rates in the applicable taxing jurisdictions. Any such elections are subject to such conditions or procedures as may be established by the Board and may be subject to disapproval by the Board.

13. Duration and Amendments; Stockholder Approval.

a. Term of the Plan. The Plan shall terminate automatically on the 10th anniversary of the Effective Date. The Plan may be terminated on any earlier date pursuant to Subsection (b) below.

b. Right to Amend or Terminate the Plan. The Board may amend, suspend or terminate the Plan at any time and for any reason. Stockholder approval shall not be necessary for any amendment to the Plan, except to the extent stockholder approval is required by Applicable Law.

c. Effect of Amendment or Termination. No Shares shall be issued or sold and no Award granted under the Plan after the termination of the Plan, except upon exercise of a Stock Option, Stock Appreciation Right (or any other right to purchase Shares) or settlement of any other Award granted under the Plan prior to such termination. Except as otherwise provided in Sections 10 or 13(d), which specifically do not require the consent of any Participant, no termination, amendment, suspension, or modification of the Plan or an Award Agreement shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant of such Award.

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d. Adjustments to Outstanding Awards. The Board may in its sole discretion at any time, including in connection with a Change in Control, and without the consent of any Participant: (i) provide that all or a portion of a Participant’s Stock Options, Stock Appreciation Rights and other Awards in the nature of rights that may be exercised shall become fully or partially exercisable; (ii) provide that all or a part of the time-based vesting restrictions on all or a portion of the outstanding Awards shall lapse, and/or that any Performance Objectives or other performance-based criteria with respect to any Awards shall be deemed to be wholly or partially satisfied; or (iii) waive any other limitation or requirement under any such Award, in each case, as of such date as the Board may, in its sole discretion, declare.

14. Miscellaneous.

a. Securities Law Requirements. Shares shall not be issued under the Plan unless, in the opinion of counsel acceptable to the Board, the issuance and delivery of such Shares comply with (or are exempt from) all applicable requirements of law, including (without limitation) the Securities Act, the rules and regulations promulgated thereunder, state securities laws and regulations, and the regulations of any stock exchange or other securities market on which the Company’s securities may then be traded. The Company shall not be liable for a failure to issue Shares as a result of such requirements. Unless and until the Shares have been registered under the Securities Act, each certificate evidencing any Shares delivered pursuant to the Plan, if any, shall bear a restrictive legend in a form specified by the Company.

b. No Right of Continued Employment or Service. The Plan shall not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor shall it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time.

c. Unfunded, Unsecured Plan. Neither a Participant nor any other person shall, by reason of participation in the Plan, acquire any right or title to any assets, funds or property of the Company or any Subsidiary, including, without limitation, any specific funds, assets or other property which the Company or any Subsidiary may set aside in anticipation of any liability under the Plan. A Participant shall have only a contractual right to an Award or the amounts, if any, payable under the Plan, unsecured by any assets of the Company or any Subsidiary, and nothing contained in the Plan shall constitute a guarantee that the assets of the Company or any Subsidiary shall be sufficient to pay any benefits to any person.

d. Severability. If any provision of the Plan is or becomes invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any Award under any law deemed applicable by the Board, such provision shall be construed or deemed amended or limited in scope to conform to Applicable Law or, in the discretion of the Board, it shall be stricken and the remainder of the Plan shall remain in full force and effect.

e. Acceptance of the Plan. By accepting any benefit under the Plan, each Participant and each person claiming under or through any such Participant shall be conclusively deemed to have indicated their acceptance and ratification of, and consent to, all of the terms and conditions of the Plan and any action taken under the Plan by the Board or the Company, in any case in accordance with the terms and conditions of the Plan.

f. Successors. All obligations of the Company under the Plan and with respect to Awards shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or other event, or a sale or disposition of all or substantially all of the business and/or assets of the Company and references to the “Company” herein and in any Award Agreements shall be deemed to refer to such successors.

g. Applicable Law. The obligations of the Company with respect to Awards under the Plan shall be subject to all Applicable Laws and such approvals by any governmental agencies as the Board determines may be required. The Plan and each Award Agreement shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction.

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15. Definitions. As used in the Plan, the following definitions shall apply:

“Affiliate” shall mean any entity controlled by, controlling, or under common control with, the Company.

“Applicable Law” means the applicable requirements relating to the administration of equity-based compensation plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, the rules of any stock exchange or quotation system on which the Shares are listed or quoted and the applicable laws of any other country or jurisdiction where Awards are granted under the Plan.

“Award” means an award of Stock Options, Stock Appreciation Rights, Restricted Shares, Restricted Share Units, or Other Share-Based Awards granted pursuant to the terms and conditions of the Plan.

“Award Agreement” means either (a) an agreement, in written or electronic format, entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under the Plan; or (b) a statement, in written or electronic format, issued by the Company to a Participant describing the terms and provisions of such Award, which need not be signed by the Participant.

“Board” means the Board of Directors of the Company.

“Cause” (a) if a Participant is a party to an employment or a severance agreement with the Company or one of the Subsidiaries in which “cause” is defined, the occurrence of any circumstances defined as “cause” in such employment or severance agreement, or (b) if a Participant is not a party to an employment or severance agreement with the Company or one of the Subsidiaries in which “cause” is defined, (i) the Participant’s indictment for, or conviction or entry of a plea of guilty or nolo contendere to (A) any felony or (B) any crime (whether or not a felony) involving moral turpitude, fraud, theft, breach of trust or other similar acts, whether of the United States or any state thereof or any similar foreign law to which the Participant may be subject, (ii) the Participant’s being or having been engaged in conduct constituting breach of fiduciary duty, willful misconduct or gross negligence relating to the Company or any of the Subsidiaries or the performance of the Participant’s duties, (iii) the Participant’s willful failure to (A) follow a reasonable and lawful directive of the Company or of the Subsidiary at which he or she is employed or provides services, or the Board or (B) comply with any written rules, regulations, policies or procedures of the Company or a Subsidiary at which he or she is employed or to which he or she provides services which, if not complied with, would reasonably be expected to have an adverse effect (other than a de minimis adverse effect) on the business or financial condition, or reputation, of the Company, (iv) the Participant’s violation of his or her employment, consulting, separation or similar agreement with the Company or any non-disclosure, non-solicitation or non-competition covenant in any other agreement to which the Participant is subject or (v) the Participant’s deliberate and continued failure to perform his or her material duties to the Company or any of its Subsidiaries.

“Change in Control” means the occurrence of one of the following events: (a) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then-outstanding voting securities; or (b) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or (c) the consummation of a merger or consolidation of the Company with or into any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation. A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

“Code” means the Internal Revenue Code of 1986, as amended.

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“Committee” means a committee of the Board, as described in Section 3(b).

“Company” has the meaning given such term in Section 1(a) and any successor thereto.

“Consultant” means a person, excluding Employees and Directors, who performs bona fide services for the Company or a Subsidiary as a consultant or advisor and who qualifies as a consultant or advisor under Rule 701(c)(1) of the Securities Act or under Instruction A.1.(a)(1) of Form S-8 under the Securities Act.

“Date of Grant” means the date as of which an Award is determined to be effective and designated in a resolution by the Board and is granted pursuant to the Plan. The Date of Grant shall not be earlier than the date of the resolution and action therein by the Board. In no event shall the Date of Grant be earlier than the Effective Date.

“Director” means any individual who is a member of the Board who is not an Employee.

“Effective Date” has the meaning given such term in Section 1(a).

“Employee” means any employee of the Company or a Subsidiary.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Fair Market Value” means, as of any date (a) if the Shares are not listed or admitted to unlisted trading privileges on a nationally recognized stock exchange: (i) for the purpose of determining the exercise price of, or the amount payable upon the exercise of, Stock Options, Stock Appreciation Rights and any other Award of stock rights that is subject to Section 409A of the Code, the value as determined by the Board through the reasonable application of a reasonable valuation method, taking into account all information material to the value of the Company, within the meaning of Section 409A of the Code, and (ii) for any other purpose, the fair market value as determined by the Board in good faith; or (b) if the Shares are listed on a nationally recognized stock exchange, the closing price of the Shares as reported on the principal nationally recognized stock exchange on which the Shares are traded on such date, or if no Share prices are reported on such date, the closing price of the Shares on the next preceding date on which there were reported Share prices.

“Initial Public Offering” means (i) the first public offering of the Shares pursuant to an effective registration statement filed by the Company with the United States Securities and Exchange Commission (other than on Forms S-4 or S-8 or successors to such forms) under the Securities Act or (ii) that the Shares otherwise become publicly traded as a result of the Company being acquired (whether by merger or otherwise) by a special purpose acquisition company (SPAC).

“Issued Shares” means any Shares acquired by a Participant under any Award granted under the Plan, or any security into which such Issued Shares may be changed by reason of any transaction or event of the type referred to in Section 10.

“Nonqualified Stock Option” means a Stock Option that is not intended to meet the requirements of Section 422 of the Code or otherwise does not meet such requirements.

“Other Share-Based Award” means an equity-based or equity-related Award not otherwise described by the terms of the Plan, granted in accordance with the terms and conditions set forth in Section 8.

“Participant” means any eligible individual as set forth in Section 4 who holds one or more outstanding Awards.

“Performance Objectives” means the performance objective or objectives established by the Board pursuant to the Plan, any of which may be measured in absolute terms or as compared to any incremental increase or decrease, peer group results, or market performance indicators or indices.

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“Plan” has the meaning given such term in Section 1(a).

“Restricted Shares” means Shares granted or sold pursuant to Section 6 as to which neither the substantial risk of forfeiture nor the prohibition on transfers referred to in such Section 6 has expired.

“Restricted Share Unit” means a grant or sale of the right to receive Shares or cash at the end of a specified restriction period made pursuant to Section 7.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Share” means a share of Class B Common Stock, $0.00001 par value, of the Company or any security into which such Share may be changed by reason of any transaction or event of the type referred to in Section 10.

“Stock Appreciation Right” means a right designated as such and granted pursuant to Section 5.

“Stock Option” means a right to purchase a Share granted to a Participant under the Plan in accordance with the terms and conditions set forth in Section 5. Stock Options shall be designated as Nonqualified Stock Options.

“Stockholders’ Agreement” means an agreement by and between the Participant and the Company which contains certain restrictions and limitations applicable to the Shares acquired under an Award (and/or to other Shares, if any, held by the Participant during the term of such agreement), the terms of which shall be determined by the Company in its discretion, including, without limitation, one or more of the following restrictions: (a) rights of first refusal or other restrictions with respect to the transfer of Shares, (b) repurchase rights with respect to Shares, (c) voting agreements with respect to Shares, (d) “drag-along” rights in favor of the stockholders owning a specified threshold of Shares, (e) “market standoff” or “lock-up” conditions, and (f) such other reasonable terms and conditions as the Company may require, if any.

“Subsidiary” means any corporation or other entity in which the Company owns, directly or indirectly, a proprietary interest of more than fifty percent by reason of stock ownership or otherwise.

[END OF DOCUMENT]

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